Exhibit 10.5

March 17, 2018

Erin Lavelle

129 Repulse Bay Road

Hong Kong

Dear Erin:

On behalf of Alder BioPharmaceuticals, Inc. (“Alder” or the “Company”), we are pleased to offer you the position of Chief Operating Officer, reporting to me.

The terms under which we offer you this position, in their entirety, are as follows:

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Compensation  Your starting rate of pay will be $400,000 annually. You will also be eligible for an annual discretionary bonus with a target amount equal to 40% of your annual base salary, starting with the 2018 calendar year, based on factors to be determined by the Board of Directors of Alder (the “Board”) in its discretion and which may include assessment of Alder’s and/or your performance. As a condition to earning and receiving an annual bonus for any calendar year, you must remain an active employee with the Company through the date the bonus is paid. A salary review will take place annually, and will be linked to an evaluation process. Your first salary review will take place in January 2019. Your 2018 bonus will be pro-rated for time in position.

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RelocationIn connection with this offer of employment, Alder agrees to provide you with relocation assistance, subject to the provisions of this section.  We will reimburse you for certain relocation expenses relating to your establishment of a residence in the Seattle area during your employment, provided you incur the expenses no later than December 31, 2018.  These relocation expenses shall not exceed $100,000.00 (which may be increased to $150,000 at the sole discretion of the President and Chief Executive Officer depending upon the circumstances) and are only payable upon submission of appropriate documentation for expenses (the “Base Relocation Allowance”).  We understand that as a result of accepting this offer you may be required to repay a portion of the expatriate package provided to you by your current employer.  Accordingly, we will reimburse you above the Base Relocation Allowance to cover the amount of any such repayment you actually make, which will only be payable to you upon submission of appropriate documentation of payment and provided you incur the expenses no later than December 31, 2018 (the “Supplemental Relocation Allowance”).  You agree that in consideration of Alder’s agreement to provide the Supplemental Relocation Allowance, you will use reasonable efforts to mitigate the amount of the repayment for which the Supplemental Relocation Allowance is intended to reimburse.  The IRS considers certain relocation benefits, whether paid to you or on your behalf directly to a vendor, as compensation to you.  Alder is required to report these payments as compensation to the appropriate federal and state agencies. Please keep in mind that the taxable reimbursements and vendor payments will be included in your gross earnings on your W-2. Alder will provide tax assistance to off-set the tax impact to you. For the avoidance of doubt, to the extent that any relocation expense reimbursements payable to you by the Company under this paragraph are subject to the provisions of Section 409A of the Internal Revenue Code, as amended: (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 90 days after the expense is incurred, (b) any such relocation expense reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year and (d) the right to reimbursement under this agreement will not be subject to liquidation or exchange for another benefit.  If you voluntarily terminate your employment within 12 months of your official start date with Alder, you will be required to reimburse Alder for 100% of the relocation expenses reimbursed to you or paid on your behalf (including any tax gross-up). If you voluntarily terminate your employment after 12 months and before 24 months of your official start date with Alder, you will be required to reimburse Alder for 50% of the relocation expenses reimbursed to you or paid on your behalf. You hereby expressly authorize the Company to withhold from your final paycheck any amounts owed to Alder, and you agree to repay any balance due in four equal quarterly installment payments, the first payment to be made on the last business day of the month following the month in which your termination is effective.

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Stock Options   The Board views stock option grants as an important portion of the compensation package. As part of this offer, subject to approval by the Board, Alder is pleased to offer you an option to purchase 300,000 shares of common stock with an exercise price equal to the fair market value of a share of common stock as of the date of grant, which will be your official start date with Alder. The stock option will be granted as an incentive stock option to the maximum extent permitted by law, will be subject to the terms of the Alder equity incentive plan and form stock option grant documentation and will vest according to the Alder stock option scheme. You will be eligible to receive future equity awards at the discretion of the Board.

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Benefits   As a full-time employee you will be entitled to participate in our employee benefit programs, including medical, dental and vision insurance programs. The details of these plans will be described on your first day of work. As Chief Operating Officer, you will be a participant in the Alder Executive Severance Benefit Plan. You will also be eligible to take 4 weeks of paid vacation time per year.  In addition, Alder observes the following paid holidays:  Memorial Day, Independence Day, Labor Day, Thanksgiving, Friday after Thanksgiving, and the week of Christmas to New Year’s Day.

•	Offer of Employment Expiration Date This offer expires March 23, 2018.

In accordance with Washington State law, the employment opportunity that we offer is of indefinite duration and will continue as long as you and the Company consider it of mutual benefit.  Either you or the Company is free to terminate the employment relationship at will and at any time.  Likewise, all terms of your employment here (other than your at-will employment status) are subject to change at the will of the Company management.  Any representations to the contrary that have been made to you are unauthorized and are formally rescinded.

Assuming that you accept this offer of employment, as a condition of employment you must sign a copy of our Proprietary Information and Inventions Agreement.  At this time we’ll need attached to this agreement a listing of any and all patents that you have invented or co-invented.  We will need these items before your work at Alder begins.  This offer is also contingent upon a background check, degree verification and satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with the Company.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company.

We hope you will consider this offer of employment favorably and join us in pursuing our scientific and business goals here at Alder.  If you have any questions regarding any of the above information, please contact me c/o Heather Malcolm at 425 205 2908.

To accept this offer, please sign and return one copy of this letter to us.

Sincerely,

/s/ Paul B. Cleveland

Paul B. Cleveland

Interim President and Chief Executive Officer

I accept this offer:

/s/ Erin M. Lavelle               March 18, 2018

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